As filed with the Securities and Exchange Commission on December 8, 2005.
An Exhibit List can be found on page II-5.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETTEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA (State of Incorporation)	4813 (Primary Standard Industrial Code No.)	65-0827278 (IRS Employer Identification No.)

610 SW Broadway Blvd., Suite 405
Portland, Oregon 97205
(503) 914-6206
(Address and telephone number of principal executive offices)

Michael Nguyen, CEO
Nettel Holdings, Inc.
610 SW Broadway Blvd., Suite 405
Portland, Oregon 97205
(503) 914-6206
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
David Schubauer, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor.
New York, New York 10018
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value(3)	7,585,000	$0.175	$1,327,375.00	$142.03
Total	7,585,000	$0.175	$1,327,375.00	$142.03

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares of common stock as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Bulletin Board on December 6, 2005, which was $0.175 per share.

(3)	Represents currently outstanding shares of common stock.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 8, 2005

Nettel Holdings, Inc.
7,585,000 Shares of
Common Stock

This prospectus relates to the sale by the selling stockholders of 7,585,000 currently outstanding shares of our common stock. The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 5. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol NTTL.OB. The last reported sale price for our common stock on December 6, 2005, was $0.17 per share.

Investing in our common stock involves substantial risks.
See "Risk Factors," beginning on page 2.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NETTEL HOLDINGS, INC.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Nettel," "we," "us," and "our" refer to Nettel Holdings, Inc.

The Offering

Common stock outstanding before offering	32,751,499 shares.
Common stock offered by selling stockholders	7,585,000 shares. This number represents approximately 23% of our current outstanding stock.
Common stock to be outstanding after the offering	32,751,499 shares.
Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder.
OTCBB Symbol	NTTL.OB

Nettel Holdings, Inc.

On May 22, 2003, we acquired all of the issued and outstanding shares of common stock of NetTel Globalcommunications, Inc., a Delaware corporation, and began to develop telecommunications software. During 2003 and 2004, our operations primarily consisted of exporting used computers and monitors. In 2004 we discontinued our exporting operations. Our current operations encompass two business areas:

(1)
we develop and sell telecommunications products and services, including residential and commercial long distance minutes, prepaid calling card, PC to phone, unified messaging, and teleconferencing products and services; and

(2)	we export used computer electronics equipment from the United States to Vietnam.

Our principal executive offices are located at 610 SW Broadway Blvd., Suite 405, Portland, Oregon 97205 and our telephone number is (503) 914-6206. We are a Florida corporation.

As of September 30, 2005, we had a working capital deficiency of $181,733 and an accumulated deficit of $5,881,664. For the past two fiscal years and subsequent quarterly periods, we have incurred substantial losses. As discussed in the accompanying financial statements, our auditor believes these factors raise substantial doubt about our ability to continue as a going concern.

We have two reportable segments consisting of: (1) Telecommunications long distance and prepaid calling card minutes, and (2) Equipment Sales. For the nine months ended September 30, 2005, Telecommunications revenue totaled approximately $8,108,000 which represented approximately 100% of total revenue. We incurred a net loss of $1,477,294 for the nine months ended September 30, 2005. For the nine months ended September 30, 2004, Telecommunications revenue totaled approximately $849,000 which represented approximately 36% of total revenue, and Equipment Sales revenue totaled approximately $1,493,000 which represented approximately 64% of total revenue. We incurred a net loss of $1,955,429 for the nine months ended September 30, 2005.

For the years ended December 31, 2004 and 2003, Equipment Sales revenue totaled approximately $1,806,000 (representing approximately 75.8% of total revenue) and $1,198,000 (representing approximately 91.3% of total revenue), respectively. For the years ended December 31, 2004 and 2003, Telecommunications revenue totaled approximately $577,000 (representing approximately 24.2% of total revenue) and $114,000 (representing approximately 9.7% of total revenue). For the years ended December 31, 2004 and 2003, we incurred net losses of $2,740,375 and $1,329,587, respectively.

Our losses do not include any payments to our sole officer or cash payments to our other employees so they underreport what would be necessary to operate as a profitable enterprise. Our monthly “burn rate” of cash is approximately $25,000 per month.

RISK FACTORS

Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock. We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

RISKS RELATED TO OUR BUSINESS:

WE HAVE INCURRED LOSSES FOR THE PAST TWO FISCAL YEARS AND SUCH LOSSES MAY CONTINUE, WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

For the years ended December 31, 2004 and 2003, we incurred net losses of $2,740,375 and $1,329,587, respectively. We incurred net losses of $1,477,533 for the nine months ended September 30, 2005 and $1,955,429 for the nine months ended September 30, 2004. As of September 30, 2005, we had a working capital deficiency of $181,733 and an accumulated deficit of $5,881,664. As discussed in the accompanying financial statements, our auditor believes these factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

WE HAVE A LIMITED OPERATING HISTORY IN THE TELECOMMUNICATIONS INDUSTRY UPON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE AND IT WOULD BE DIFFICULT FOR A POTENTIAL INVESTOR TO JUDGE OUR PROSPECTS FOR SUCCESS.

During 2003 and 2004, our operations primarily consisted of exporting used computers and monitors. In 2004 we reduced our exporting operations. Our operations in the telecommunications industry recently began during 2005. We have had very limited operations in the telecommunications industry from which to evaluate our business and prospects. There can be no assurance that our future operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our current operations, you may lose your entire investment. As a recent entrant in the telecommunications industry, we face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management’s potential underestimation of initial and ongoing costs. We also face the risk that we will not be able to effectively implement and maintain our business plan. In evaluating our business and prospects, these difficulties should be considered. If we are not effective in addressing these risks, we will not operate profitably and we may not generate sufficient working capital to meet our obligations as they become due.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE ACCEPTANCE OF THE INTERNET IN EMERGING MARKETS THAT MAY BE SLOWED BY LIMITED BANDWIDTH, HIGH BANDWIDTH COSTS, AND OTHER TECHNICAL OBSTACLES.

The ratio of telephone lines per population, or teledensity, in most emerging countries is low when compared to developed countries. Bandwidth, the measurement of the volume of data capable of being transported in a communications system in a given amount of time, remains very expensive in these regions, especially when compared to bandwidth costs in the United States. Prices for bandwidth capacity are generally set by the government or incumbent telephone companies and remain high due to capacity constraints among other things. While this trend tends to diminish as competitors roll out new bypass services, these rollouts may be slow to occur. Further, constraints in network architecture limit Internet connection speeds on conventional dial-up telephone lines, and are significantly less than the up to 1.5 megabits per second connection speed on direct satellite link or DSL lines and cable modems in the United States. These speed and cost constraints may severely limit the quality and desirability of using the Internet in emerging countries and can be an obstacle to us entering emerging markets. All of these factors may adversely affect our business, financial condition and results of operations.

WE MAY BE UNABLE TO ADAPT TO RAPID TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS, WHICH COULD BE DETRIMENTAL TO OUR BUSINESS.

The communications industry is subject to rapid and significant changes due to technology innovation, evolving industry standards, and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We will need to use technologies effectively, continue to develop its technical expertise and enhance its existing products and services in a timely manner to compete successfully in this industry. We may not be successful in using new technologies effectively, developing new products or enhancing existing products and services in a timely manner. If we are unable to adapt to rapid technology trends and evolving industry standards, its financial condition and results of operations will be materially adversely affected.

IF USE OF THE INTERNET AS A MEANS OF COMMUNICATIONS DOES NOT INCREASE, OUR BUSINESS STRATEGY WILL FAIL AND YOU MAY LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT IN OUR BUSINESS.

If the market for IP communications does not grow, we will not be able to develop a sufficient customer base and generate sufficient revenues to sustain operations from our proposed IP communications business. To be successful, IP communications requires validation as an effective and quality means of communication and as a viable alternative to traditional telephone service. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. If the Internet does not prove to be a viable alternative to traditional telephone service or if the Internet as an alternative to traditional telephone service is not widely accepted by consumers, our business strategy will fail.

THE COMMUNICATIONS SERVICES INDUSTRY IS HIGHLY COMPETITIVE AND AICI MAY BE UNABLE TO COMPETE EFFECTIVELY.

The communications industry, including Internet and data services, is highly competitive, rapidly evolving, and subject to constant technological change and intense marketing by providers with similar products and services. We expect that new competitors are likely to join existing competitors in the communications industry, including the market for VoIP, Internet and data services. Many of our current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we have. In the event that such a competitor expends significant sales and marketing resources in one or several markets we may not be able to compete successfully in such markets. We believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce costs commensurate with such price reductions. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost effective services, our business initiatives could be materially and adversely affected.

RISKS RELATED TO OUR COMMON STOCK:

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Over the past two fiscal years and subsequent quarterly periods, the market price for our common stock has ranged from $0.14 to $1.05 (See "Market for Common Equity and Related Stockholder Matters” on page 6 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. As of December 6, 2005, the average daily trading volume of our common stock for the past three months was approximately 105,617 shares. The last reported sales price for our common stock on December 6, 2005 was $0.17 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Forward-Looking Statements

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The above risk factors constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership and other information relating to the selling stockholders as of December 6, 2005. The selling stockholders acquired their shares as compensation for consulting services. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

			Shares Beneficially Owned After the Offering (1)
Name	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered Pursuant to this Prospectus	Number	Percent
Amos, Jim C. (2)	285,000	285,000	0	0%
Dutra, David (2)	2,000,000	2,000,000	0	0%
Klima Jr., Jerome R. (2)	1,208,333	1,000,000	208,333	*
Russo, Michael (2)	4,100,000	4,100,000	0	0%
Thai, Trinh K. (2)	250,000	200,000	50,000	*
TOTAL		7,585,000
*	Less than 1%.
(1)	Assumes that all securities registered will be sold.
(2)
Each of the selling stockholders is a consultant to our business, providing services including: software consulting, server and equipment configuration, network configuration, electronic and computer products search, prepaid calling card sales, wholesale long distance sales, and other business-related services.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Bulletin Board under the symbol NTTL.OB. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2005		Fiscal 2004		Fiscal 2003
	High	Low	High	Low	High		Low
First Quarter ended March 31	$0.40	$0.19	$0.84	$0.48	$1.00	(1)	$0.50	(1)
Second Quarter ended June 30	$0.30	$0.17	$0.60	$0.16	$1.01	(1)	$0.19	(1)
Third Quarter ended September 30	$0.42	$0.17	$0.43	$0.14	$1.05		$0.35
Fourth Quarter ended December 31	---	---	$0.26	$0.14	$0.95		$0.30

(1)	Prices adjusted to reflect a fifty to one reverse stock split declared on May 1, 2003.

As of December 6, 2005, our shares of common stock were held by approximately 70 stockholders of record. The transfer agent of our common stock is Florida Atlantic Stock Transfer, Inc.

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	700	$225	144,854

Total	700	$225	144,854

On February 15, 2001, we adopted a 2001 Stock Option Plan and agreement for employees, officers, directors and consultants that provides for the issuance of an aggregate of up to 1,000,000 shares of our common stock.  This plan was not approved by our shareholders.

On April 30, 2004, we adopted a 2003 Employee Benefit Plan that provides for the granting of either stock awards or non-qualified stock options to our employees, officers, directors and consultants.  This plan provides for the issuance of an aggregate of up to 1,600,000 shares of our common stock.  This plan was not approved by our shareholders.

DESCRIPTION OF BUSINESS

Our business was formed to offer Internet-based communications products and services in the U.S. and international markets. We offer a means for voice and multi-media communications over the Internet, a service which is commonly referred to as Internet Protocol telephony or IP telephony. The service enables customers to make low-cost, high-quality phone calls over the Internet using their personal computers or traditional telephones. To facilitate providing a low-cost, high quality telephone service, we use VoIP technology for our network infrastructure now under development nationwide and internationally.

Organizational History

We were formed on October 22, 1998 under the laws of the State of Florida as Netgen 2000, Inc. As Netgen 2000, Inc., we provided Internet marketing services and specialized in designing and marketing Internet web sites and custom software. On March 1, 2000, we changed our name to GoNetgen.com, Inc. During the summer of 2000, the Chairman and Chief Executive Officer of GoNetgen.com, Inc. passed away and, after evaluating GoNetgen.com's operations potential, the company's management determined that it would be in the best interests of the shareholders of GoNetgen.com if the Internet related business was pursued as a private entity.

On October 28, 2000, GoNetgen.com enter into an agreement and plan of merger with Royal Finance Inc., located in West Palm Beach, Florida. On November 29, 2000, we changed our name from GoNetgen.com to Royal Finance Inc. and began operating as a financial services company that originated, processed and funded residential and commercial mortgage loans. Due to continuing losses from operations, Royal Finance's management determined that it was in the best interests of the shareholders to discontinue our mortgage operations during the period ended June 30, 2002. On May 14, 2002, we changed our name to Bio Standard Corporation.

On May 22, 2003, we entered into an agreement and plan of merger with NetTel Globalcommunication Corporation, a Delaware corporation. Pursuant to the merger agreement, we issued 10,596,290 shares of our common stock to NetTel Globalcommunication's shareholders in exchange for all the issued and outstanding shares of NetTel Globalcommunication's common stock and we issued 2,250,000 shares of its common stock to various consultants that facilitated the merger transaction.

Our merger with NetTel Globalcommunication was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NetTel Globalcommunication obtained control of the consolidated entity. Accordingly, the merger of the two companies was recorded as a recapitalization of NetTel Globalcommunication, with NetTel Globalcommuncation treated as the continuing entity. The historical results for the year ended December 31, 2003 are presented on a consolidated basis to include Bio Standard Corporation from the acquisition date. On May 23, 2003, we changed our name from Bio Standard Corporation to Nettel Holdings, Inc.

NetTel Globalcommunication began operations in March 2001 selling wireless communication devices and service activation with various providers. During 2002, the company began reselling used computer equipment and providing retail Internet access. Before the merger, in April 2003, the company discontinued retail wireless and Internet access sales and began developing telecomummications software and web security and financial software packages.

Identification of Market Opportunity

As is the case with most technology-related industries, the telecommunications industry is swiftly evolving. Major developments in the telecommunications sector are transpiring every day. At the forefront of this industry's progress is the technology known as VoIP, or Voice over Internet Protocol. VoIP provides for the technology currently being used to send data over the Internet to now transmit voice as well. The technology is known as packet switching. Instead of establishing a dedicated connection between two devices (computers, telephones, etc.) and sending the message "in a single piece," this technology divides the message into smaller fragments, called packets. These packets are transmitted separately over a decentralized network and when they reach the final destination, they are reassembled into the original message. VoIP allows a much higher volume of telecommunications traffic to flow at much higher speeds than traditional circuits, and at a significantly lower cost. VoIP networks are significantly less capital intensive to construct and much less expensive to maintain and upgrade than legacy networks (traditional circuit-switched networks). VoIP networks can seamlessly interface with web-based services such as virtual portals, Interactive Voice Response (IVR), and unified messaging packages, integrating data, fax, voice, and video into one communications platform that can interconnect with the existing telecommunications infrastructure.

Strategic Objectives

Our first strategic objective is to market consistent "toll quality" long distance telephone service utilizing Internet Protocol (IP) technology. We have our own private IP network ("Intranet") to implement our Voice-Over-Internet Protocol (VoIP). Our Intranet is a private network that mimics a dedicated circuit, but in fact shares the circuit with multiple users and eliminates in large part the need for expensive (to install, maintain and use) fixed-to-point hard-wired private lines and switches. Our Intranet is comprised of programmed software, rather than hard-wired circuits, resulting in significant cost savings and a more flexible system for the transmission of information, including voice, video, data and fax.

Our second strategic objective is to become one of the world's leading providers of domestic and international IP telephony products and services. We plan to achieve this goal through continued expansion of our international IP telephony gateway network by means of: 1) joint venture partnerships and other business relationships in targeted regions; 2) marketing the network and its inherent low operating costs to provide discount retail and wholesale international calling services; 3) the utilization of new technology; and 4) the continued development of enhanced products and services to complement our international IP telephony gateway server network.

Business Strategy

While there have been a large number of VoIP companies formed in recent years, the primary focus has been on the build out and development of international VoIP networks attempting to capture wholesale termination traffic. We believe that, in this very competitive landscape which offers many voice and data transmission options, leasing time (or purchasing minutes) on VoIP networks will quickly become a commodity business as the various competitors whittle away margin to gain market share. Recognizing this trend, we feel it is imperative to not only offer a quality, nationwide network but, additionally, to be an aggressive marketing organization constantly in search of value added products and services.

The following points summarize our overall business strategy:

Network Strategy:
•	Attract large carrier customers as a means to push minutes through the network and drive continued network expansion.
•	Focus on the international market through strategic relationships with industry leaders.

Marketing Strategy:
•	Search for value-added and innovative products and services to add to the portfolio.
•	Focus on purchasing or licensing products from outside development organizations rather than developing in-house.
•	Promote significant effort towards building brand name awareness.

Research and Development

Since inception, we have spent over $1 million on research and development involving our network. However, none of this cost was borne directly by out customers. Research and development expenses consist primarily of compensation and related costs for research and development personnel and expenses for testing facilities and equipment. We expect to continue to make substantial investments in research and development and anticipate that research expenses will continue to increase.

Operations

After the merger, in July 2003, we began marketing telecommunication minutes to a limited test market. In October 2003, in response to requests from customers concerned about technical support and customer service, we suspended telecommunication sales and marketing efforts to upgrade our telecommunications infrastructure. During 2003 and 2004, our operations primarily consisted of exporting used computers and monitors to four different distributors. These operations financed our day-to-day operations from 2002 through 2004. In August 2004, we began testing the market for selling telecommunication minutes and prepaid calling cards to wholesale markets. During the second and third quarters of 2004, we began to slow down our exporting operations. Our business is now focused primarily on telecommunications.

We are currently pursuing operations in two businesses areas:

•	Telecommunications Services; and
•	Computer Equipment Sales.

Telecommunications Services

Advanced Voice Order Processing

During 2004 we began developing and testing an advanced voice order processing (“NETTEL”) system. Our NETTEL system, referred to as NETTEL Direct, acts as a single point of contact for posting rates that each telecommunications carrier charges to terminate calls in different countries. We offer those rates to other telecommunication carriers who wish to terminate calls. The concept behind NETTEL Direct is that carriers and service providers can save time and expense otherwise required to negotiate and manage agreements directly with carriers and other telecommunications providers.

NETTEL Direct handles routing management, settlements, billing and administration. Below are a few key features of NETTEL Direct:

•	Destinations on NETTEL Direct can be purchased immediately. As long as a buyer maintains a positive account balance, they can immediately purchase and use any minutes posted on our exchange.
•	Instant financial settlement for sellers.
•
Buyers view rates in real time, as well as ASR, PDD, ACD and Voice Quality ratings in real time. We believe this feature is important because it provides multiple factors which are often necessary to decide which carrier to purchase from.

We began marketing our NETTEL system in January 2005 and we began purchasing and selling long distance minutes in February 2005.

Voice over Internet Protocol

Our planned products and services in the Voice over Internet Protocol industry include residential and commercial long distance, prepaid calling card, PC to phone, unified messaging, and teleconferencing. This industry is highly competitive, which makes it very difficult for new entrants like us to compete successfully. We believe this poses a significant barrier to entry for us to maintain and increase revenues. Startup costs required to become a level 1 provider providing all of the services listed above range from $300,000 to $2,000,000.

Our VoipXchange.net division has informal relationships with major Voice over Internet Protocol network termination businesses worldwide to access their network infrastructure. We expect that this will allow VoipXchange.net to provide high quality, low cost long distance call termination to over 250 countries and territories. We operate our own, and in cooperation with other providers a network of Voice over Internet Protocol gateways throughout the world. These gateways are located primarily in difficult to reach countries or regions and provide local termination of international calls. VoipXchange.net offers services to any international carrier that is interested in reliable and inexpensive completion of its traffic to the VoipXchange.net's On-Net destinations.

Other Telecommunication Products and Services:

Gateway Termination for ITSP

We plan to market our Internet protocol telephony services to international long distance carriers and wholesale customers that have a need for large blocks of long distance telephone time between selected locations. Although margins at the wholesale level are lower than retail margins, the sale of blocks of long distance time to other carriers will enable us to generate revenues with a limited number of gateways installed. We are in the process of pre-marketing our services and have identified several potential wholesale resellers of block minutes. We need to expand our staff before we can finalize reseller agreements and begin processing orders.

2.9 cents per minute Residential & Business Long Distance (phone-to-phone)

Customers pay a one-time activation fee and are assigned a personal identification number (“PIN”). To use the service from within one of our service areas, a customer simply dials the gateway from a telephone (a local call number), enters the PIN, and then dials in the long distance number. Customers are not required to own computer equipment of any kind, nor do they need their own Internet access to use PC to Phone software. We plan to bill customers at the end of each month by charging their credit card.

2.9 cents Prepaid Calling Cards

We market prepaid calling cards to persons traveling to destinations in Mexico, Central and South America, Asia, Europe and other regions where long distance telephone calls are substantially more expensive than domestic long distance telephone calls. We plan to market our prepaid calling cards through travel agents, tourist agencies, airline ticketing offices, tour companies, car rental agencies and hotel personnel in denominations of $15, $25, $30 and $50. We also plan to have an automated voice response system to enable cardholders to add time to their calling cards by charging their credit card while on the phone.

PC-to-Phone

Our PC-to-phone service offers customers the ability to call a regular telephone using software installed on their multi-media personal computer. To initiate the service, a customer registers on our Web site and downloads the software.

International Callback

With this service, a customer outside the United States dials a U.S. number (which never answers) and hangs up after one or two rings. The U.S. callback computer immediately calls back the caller using a U.S. line. The caller then makes his call as usual. He may dial a U.S. number or a number in any other country, using the U.S. line and is then billed at our callback rates. Our international callback service can save customers up to 85% on international long distance calling and can be used from any touch-tone telephone worldwide.

Local Call Forwarding

With local call forwarding, customers can place and receive calls anywhere in the world, regardless of time, location, or communications device. With real-time access to messages, including all of their voicemails, e-mails and faxes, customers can control how and when people reach them. Local call forwarding service uses a technology called Voice over Internet Protocol (“VoIP”) to allow consumers to make and receive calls. However with local call forwarding, a computer is not required to make or receive the calls, so it makes calling as easy as picking up the regular phone, even cordless phone and dialing the number. The only requirement to use the service is a DSL or Cable Internet connection and any ATA (Analog Terminal Adapter). We can provide an ATA adapter if a customer does not have one. To begin using this service a customer plugs one end of the device into any telephone, the other end into the customer’s broadband service, and the customer immediately has a regular dial tone just like your traditional telephone company.

Web click2Talk

With this technology installed on a customer’s multi-media PC, the customer can click on the Web click2Talk icon while viewing a company’s Web site and the technology will instantly dial a designated representative of that company; usually someone providing sales or support services. The Web click2Talk software is small (approximately 100KB) and thus able to be quickly installed and easy to use. It is downloaded and installed upon the first attempt to use it.

Computer Equipment Sales

Our Trading division currently exports qualified computer electronics from the United States to Vietnam. During the past year, we established informal connections and cooperative relations with companies in more than 40 countries and regions in the world. We do not have any significant agreements or contracts with these companies at this time. As orders are placed we enter into purchase contracts for the products ordered.

Software Programing

Our ENTEC subsidiary is currently developing accounting, finance, project management, inventory system, database management, presentation tools, e-mail, voice recognition, and word processing software that we expect to have an entry level price point ranging from $9.95 to $49.95 U.S. dollars. ENTEC Voice XML is a next generation telecom application service provider. We plan to provide customers with value-added voice services that are unique in their user utility, ease of application and use, presentation to users and cost advantage.

We have completed the programming of the above software packages. The software was beta tested during the past four months. We have also made several updates and corrections to the software and we continue to make corrections or changes as needed. Based on current progress, we estimate the first commercial software to be released during the first quarter of 2006. Our fulltime employees are overseeing over 20 consultants and contractors in our ENTEC subsidiary. Our employees have graduated with IT and Computer Science degrees. We believe we have a sufficient number of employees needed to maintain current business operation.

Our Talking Technologies division is making IVR (Interactive Voice Recognition) technology that will allow customers to fill out online applications via a telephone keypad instead of using a computer mouse and keyboard. Talking Technologies' next-generation IVR uses VoiceXML that will enable companies to easily and quickly deploy automated phone services that can improve employee productivity, reduce costs, increase customer satisfaction, and create new revenue opportunities.

Marketing and Sales Strategies

Brand Recognition

While our objective in the short term is to quickly penetrate targeted niche markets within selected geographic territories, our long-term plan is to shift from direct selling to mass media communications. If we can develop of a strong brand name in the United States, we believe this will facilitate opportunities to penetrate foreign markets.

Foreign Markets

We believe we must expand our gateway network and our customer base to achieve profitability. During the next twelve months, we intend to add more gateway servers in the international market. We believe we have sufficient equipment to bring those sites online and pursue international expansion. We anticipate that the additional capacity will permit significant growth in the volume of traffic handled by our network with a commensurate increase in revenues.

Creating and Maintaining Customers

a. Clear Website - We have created a completely user-friendly interface with our network. Navigation is clear and consistent on the top of every page, making the surfing experience simple and straightforward.

b. Complete Remote Account Management - Accounts are completely manageable over the Internet. Users can make payments, modify account information, look up past call records, refer friends, calculate calling time to certain destinations, view past payments, and more.

c. Customer Service - We believe reliable customer service is truly vital in our service-intensive industry. Therefore, we have created a proprietary customer service management system to promptly address customer inquiries. E-mail inquiries receive responses within one business hour and phone calls are handled professionally and promptly. Our database and account tracking system allows "one-to-one" service fulfillment and customer communication. We are reducing the cost of our customer service operations by using remote employees to assist with customer service inquiries. Our representatives and customers can jointly access our home page for information on topics of interest.

d. Reliability - We have created a reliable network to support its services. With 24 hours a day, 7 days a week monitoring, our specialists are notified immediately if a problem occurs. Our systems are redundant, which means in the event of an initial failure, backups instantly kick in. We have partnered with carriers to provide multiple routing to any one destination, thus increasing the probability that a call gets connected.

e. Commitment to Quality - We strive to provide the best quality of service to our customers.

Government Regulation

We are not licensed to offer traditional telecommunications services in any U.S. state. Nonetheless, aspects of our operations may currently be, or become, subject to state or federal regulations governing licensing, advertising, disclosure of confidential communications or other information, excise taxes, transactions restricted by U.S. embargo and other reporting or compliance requirements.

While the FCC to date has maintained an informal policy that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various entities have challenged this idea, both before the FCC and at various state government agencies. As a result, the FCC has held hearings and announced a Notice of Proposed Rulemaking. An adverse ruling could subject us to licensing requirements and additional fees and subsidies.

We are subject to federal and state laws and regulations regarding consumer protection and disclosure regulations. These rules could substantially increase the cost of doing business domestically and in any particular state. Law enforcement authorities may utilize their powers under consumer protection laws against us in the event we do not meet legal requirements in that jurisdiction.

The FCC also requires all calling card service providers that enable users to place toll-free calls from payphones in the U.S. to compensate the payphone operator for each call placed from a payphone.

Intellectual Property

We have not applied for any trademark, patent or other intellectual property registrations with any governmental agency for our name or for any of our software or services.

Competition

Our competitive goal is to market consistent "toll quality" long distance telephone service at a flat monthly rate utilizing Internet protocol technology. There are a large number of telecommunications companies that we compete with that have more resources, longer operating histories and more established positions in the telecommunications marketplace and, some of these companies have begun to develop Internet telephony capabilities. We believe that the primary focus of many of our competitors has been on the build out and development of international Voice over Internet protocol networks attempting to capture wholesale termination traffic. We believe that, in this very competitive landscape that offers many voice and data transmission options, leasing time (or purchasing minutes) on Voice over Internet protocol networks will become a commodity business as our competitors' margins are lowered in an effort to gain market share. Recognizing this trend, we believe we can compete effectively by offering a quality, nationwide network and by aggressively marketing our products and services. As part of the reintroduction of our service which began in 2004, we are actively researching other related products and services to add to our current product offerings. We believe our major advantage will be our diverse product offerings combined with low expenses in making our products which will allow us to offer a lower market price than our competitors.

Employees

As of December 6, 2005, we had seven full time employees and fourteen part time employees. We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

We lease office space located at offices to 610 SW Broadway, Suite 405, Portland, OR 97205. The lease term expires on June 30, 2006. Our monthly lease payment for this space is $2,050.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The information in this Prospectus contains forward-looking statements. All statements other than statements of historical fact made in this Prospectus are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

We have nearly two years of experience building and fine-tuning our IP telephony network to become one of the largest IP telephony networks in the United States. Based on our experience, we believe we have the ability to deploy our technology at a faster rate and with less missteps than new entrants into our industry. We have basic billing capabilities in place and have already begun to develop more sophisticated billing capabilities to accommodate more complex commercial transactions.

Recent studies show there are over 1,000 companies currently offering IP telephony to their customers. Most of these companies are either small start-up companies, or Internet Service Providers looking for enhanced services primarily designed to help customer retention in support of their core business. In addition to these companies, all companies delivering long distance telephony through traditional or other means are indirect competitors with our business, at least for phone-to-phone and PC-to-phone services. Traditional long distance telephone companies have the embedded customer base that we lack and they have the global network, or arrangements for global access, and are currently in a better position than us to offer and deliver phone-to-phone service. However, traditional telephone companies may have difficulty competing with us on price. We believe such companies cannot offer the full array of enhanced services with their traditional long distance service that we can offer with IP telephony. Because of this, we expect that more and more indirect competitors will become direct competitors as they deploy IP telephony service. We expect this trend will continue as long distance prices are forced down and IP telephony becomes more fully developed.

For the three and nine-month periods ended September 30, 2005, one customer provided 98% and 94% of our net revenues, respectively. One supplier provided 98% and 93% of our cost of goods sold for the three and nine-month periods ended September 30, 2005. The accounts receivable balances due from these customers were $574,899 at September 30, 2005. The accounts payable balance due to these suppliers was $405,946 at September 30, 2005. We extend credit to our customers based upon our assessment of their credit worthiness and generally do not require collateral. Credit losses have not been significant.

Results of Operations

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

Our net revenue for the three-month period ended September 30, 2005 was $7,336,000 compared to $1,133,000 for the same period ended September 30, 2004.  Revenues from telecommunication wholesale minutes and prepaid calling cards for the three-month periods ended September 30, 2005 and 2004 were $7,336,000 and $849,000, respectively.  Used equipment sales for the periods ended September 30, 2005 and 2004 were $0 and $284,000, respectively. The increase in revenue is due to the change in our business from computer and electronic products sales to sales of long distance minutes. During the three months ended September 30, 2005 revenue was derived from selling of long distance minutes whereas during the three months ended September 30, 2004 revenue was from sales of computer and electronic products.

Operating expenses consisting primarily of research and development expense and general and administrative expense were $1,899,000 for the three-month period ended September 30, 2005 compared to $442,000 for the same period ended September 30, 2004.

Research and development expense was $1,818,000 for the three-month period ended September 30, 2005 compared to $107,000 in the same period in 2004. These costs are primarily personnel costs for engineers developing software. The three-month period ended September 30, 2005 included a non-cash charge of $1,633,000 for the market value of common stock issued for telecommunication consulting services.

General and administrative expense was $81,000 in the period ended September 30, 2005 as compared $335,000 for the same period ended September 30, 2004.  Administrative expense for the three-month period ended September 30, 2005, includes $163,000 of service fees relating to telecommunication receivable payments less $140,000 credit to the provision for bad debts as a result of collections of previously reserved balances. Administrative expense for the same period in 2004 included a provision for doubtful accounts of $285,000.

For the three months ended September 30, 2005 we incurred a net loss of $1,226,631 as a result of the above expenses.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Our net revenue for the nine-month period ended September 30, 2005 was $8,108,000 compared to $2,342,000 for the same period ended September 30, 2004.  Revenues from telecommunication wholesale minutes and prepaid calling cards for the nine-month periods ended September 30, 2005 and 2004 were $8,108,000 and $849,000, respectively.  Used equipment sales for the periods ended September 30, 2005 and 2004 were $3,000 and $1,493,000, respectively. The increase in revenue is due to the change in our business from computer and electronic products sales to sales of long distance minutes. During the nine months ended September 30, 2005 revenue was derived from selling of long distance minutes whereas during the nine months ended September 30, 2004 revenue was from sales of computer and electronic products.

Operating expenses consisting primarily of research and development expense and general and administrative expense were $2,235,000 for the nine-month period ended September 30, 2005 compared to $3,012,000 for the same period ended September 30, 2004.

Research and development expense was $2,180,000 for the nine-month period ended September 30, 2005 compared to $1,912,000 in the same period in 2004. The nine-month period ended September 30, 2005 included a non-cash charge of $1,633,000 for the market value of common stock issued for telecommunication consulting services.

General and administrative expense was $55,000 in the period ended September 30, 2005 as compared $1,095,000 for the same period ended September 30, 2004.  Administrative expense for the nine-month period ended September 30, 2005, included $163,000 of service fees relating to telecommunication receivable payments less $263,000 credit to the provision for bad debts as a result of collections of previously reserved balances. Administrative expense for the same period in 2004 included a provision for doubtful accounts of $630,000, consulting fees of $89,000 which is a non-cash charge for the cost of options granted for consulting services based on a fair value model at the grant date calculated under SFAS 123, and a non-cash charge of $245,000 for the market value of common stock issued for financial consulting services.

For the nine months ended September 30, 2005 we incurred a net loss of $144,631 as a result of the above expenses.

The Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Our net revenue for the year ended December 31, 2004 was $2,663,125 compared to $1,132,809 for the year ended December 31, 2003. Revenues from telecommunication minutes and prepaid calling cards for the year ended December 31, 2004 and 2003 were $827,271 and $113,948 respectively. Used equipment sales and commissions on the sale of used equipment for the year ended December 31, 2004 and 2003 were $1,805,854 and $827,271, respectively.

Gross margin was 49% of revenue for the year ended December 31, 2004 compared to 61% for the same period ended December 31, 2003. The gross margin decrease is related primarily to commission revenues that have minimal costs in 2003. Gross margin for the year ended December 31, 200, excluding commission revenues was 51%.

Operating expenses, consisting primarily of research and development expense and general and administrative expense, increased $1,913,905, to $4,036,068 for the year ended December 31, 2004 compared to $2,122,163 for the same period ended December 31, 2003. During the year ended 2004, we were spending a lot more on servers and customized software programming to operate the wholesales long distance business.

Research and development expense was $2,239,693 for the year ended December 31, 2004 compared to $1,652,455 in the same period in 2003. These costs are primarily personnel and consulting costs for engineers developing software. During 2004, the Company increased efforts to bring many of its software products to technological feasibility, thereby increasing the research and development costs during 2004. $1,921,887 of this expense was a non-cash charge for the market value of the Company's common stock issued to engineers for their services during the year ended December 31, 2004 as compared to $1,508,061 for the year ended December 31, 2003.

General and administrative expense increased $1,322,152 to $1,790,978 in the period ended December 31, 2004 compared to the same period ended December 31, 2003. This increase was primarily related to an increase in the provision for doubtful accounts of $1,075,000, consulting fees of $89,000 which is a non-cash charge for the cost of options granted for consulting services based on a fair value model at the grant date calculated under SFAS 123, and a non-cash charge of $245,000 for the market value of the Company's common stock issued to an affiliate for consulting services, offset by a non-cash charge for the year ended December 31, 2003 of $125,000 for the market value of the Company's stock issued to former directors for consulting services.

For the fiscal years ended December 31, 2004 and 2003, we incurred net losses of $1,740,375 and $1,329,587, respectively.

Liquidity and Capital Resources

As of September 30, 2005, we had a working capital deficiency of $181,733 and an accumulated deficit of $5,881,664. As discussed above and as reflected in the accompanying consolidated financial statements, we have incurred substantial losses during the past two fiscal years and subsequent quarterly periods. Our auditor believes these factors raise substantial doubt about our ability to continue as a going concern. Whether we can continue operations in the future is dependent on our ability continue generating cash from operations. There can be no assurance that we will be able to implement our current operating plan. Based on our current cash resources and other current assets, management believes we have sufficient liquidity to fund operations for the next twelve months.

Management has taken various steps to revise our operating and financial requirements, which management believes are sufficient to provide us with the ability to continue on in the subsequent year. Our wholesale long distance operations have started to generate a revenue for us during the second and third quarters of the fiscal year ending December 31, 2005. In addition, management devoted considerable effort during these periods, towards management of liabilities and improving our operations. For the nine-month period ended September 30, 2005 we generated positive cash flow from operations of $591,054. Management believes that these actions will allow us to continue operations through the next fiscal year.

For the nine-month period ended September 30, 2005, our primary source of cash was from operations. During this period, $591,000 was generated from operating activities compared to a use $60,000 during the same period ended September 30, 2004.  The cash provided from operations for the nine-month period ended September 30, 2005 is primarily attributable to the net loss of $1,477,000 offset by the fair market value of common shares issued for services of $1,633,000 and an increase in accounts payable and customer deposits of $930,000, offset by an increase in accounts receivable and prepaid minutes of $514,000. The use of cash for operations during the nine-month period ended September 30, 2004 was attributable to the net loss for the period of $1,955,000 offset by $2,094,000 of common stock and option issues for consulting fees and an increase in current liabilities of $224,000, reduced by an increase in accounts receivable of $443,000.

We used cash $207,000 for investing activities during the nine-month period ended September 30, 2005 compared to $7,000 for the same period ended September 30, 2004.

During the nine-month period ended September 30, 2005, we generated $50,000 from debt proceeds. During the nine-month period ended September 30, 2004, $100,000 was generated from the exercise of stock options, which was reduced by the use of $55,000 to repay short-term debt.

For the year ended December 31, 2004, our primary source of cash was from proceeds from the exercise of stock options for cash. During this period $52,000 was used for operating activities compared to cash generated from operating activities of $96,000 during the same period ended December 31, 2003. The negative cash flow from operations for the year ended December 31, 2004 is primarily attributable to the net loss plus the net increase of receivables and payables of $406,000, offset by $24,000 of depreciation and $2,258,000 of non-cash stock and option issues for consulting fees. The positive cash flow from operations during the year ended December 31, 2003 was mainly attributable to the net loss for the period plus the net increase in accounts receivable and accounts payable of $354,000, offset by $1,768,000 of non-cash stock issues for consulting fees and $12,000 in depreciation.

We used cash in the amount of $7,275 for investing activities during the year ended December 31, 2004 compared to $62,064 for the same period ended December 31, 2003.

Cash flow provided by financing activities was $45,000 during the year ended December 31, 2004 compared to $0 during the same period in the prior year. During 2004, the Company received $100,000 from the exercise of a stock option offset by payments on notes payable of $55,000.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Allowance for doubtful accounts

In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience.  The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. The accounts receivable balance at September 30, 2005 include amounts from two international customers that have a history of slow payment. The allowance for doubtful accounts was $824,000 at September 30, 2005.

Revenue Recognition

Revenue is recognized when earned. Our revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. We recognize revenue from telecommunications and internet services as services are provided. We recognize sales from equipment when title transfers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Deferred revenue (customer deposits) as of September 30, 2005 was $514,640.  Cost of sales includes the cost of equipment sold and the cost of capacity for internet and wholesale minutes associated with the revenue recognized within the corresponding time period. Payments to vendors for wholesale telecommunication minutes made prior to the delivery of service to customers are recorded as a prepaid. The prepaid balance as of September 30, 2005 was $167,608 and is included in prepaid expense in the accompanying financial statements.

Research and Development

Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant. We recorded research and development cost of $2,179,650 and $1,911,775 in the nine-month periods ended September 30, 2005 and 2004, respectively, for development of software products.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position
Michael Nguyen	32	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Director

Michael Nguyen, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director. Mr. Nguyen founded NetTel Globalcommunication Corporation in 1999 and served as its chief executive officer since it was founded. After we merged with NetTel Clobalcommunication Corporation on May 22, 2003, Mr. Nguyen became our principal executive officer and sole director.

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We do not compensate our directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. We do not have any standing committees at this time.

None of our directors, officers, affiliates or promoters has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending December 31, 2004, 2003 and 2002.

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Michael Nguyen	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Executive Employment Agreements

To date, we have not entered into any employment agreements with our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of September 30, 2005, we owed $5,000 to Michael Nguyen, our principal executive officer and sole director, for un-reimbursed expenses.  The $5,000 is due on demand, is unsecured and interest free.

Michael Nguyen loaned us $20,000 for operating capital during year ended December 31, 2004, and an additional $7,000 during the quarter ended June 30, 2005.   As of September 30, 2005, the balance owed to Mr. Nguyen was $23,557.  The amount is due on demand, is unsecured and interest free.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 6, 2005. The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
Michael Nguyen	10,596,290	32.4%
c/o Nettel Holdings, Inc.
610 SW Broadway, Suite 405
Portland, OR 97205

Michael Russo	4,100,000	12.5%
4 Cutter Ct.
West Islip, NY 11795

Providential Holdings, Inc.	2,250,000	6.9%
17011 Beach Boulevard, Suite 1230
Huntington Beach, CA 92647

David Dutra	2,000,000	6.1%
31559 Raymond Creek Road
Scappoose, Oregon 97056
All Directors and Executive Officers as a Group (1 person)	10,596,290	32.4%

(1)
Applicable percentage ownership is based on 32,751,499 shares of common stock outstanding as of December 6, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of December 6, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 6, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

Our authorized capital consists of 310,000,000 shares of stock. We are authorized to issue 250,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of non-voting common stock, par value $.001 per share, which may be divided into series and with preferences, limitations and relative rights as determined by our Board of Directors. In addition, we are authorized to issue 10,000,000 shares of preferred stock, par value $.001 per share, which may be divided into series and with preferences, limitations, and relative rights as determined by our Board of Directors. As of December 6, 2005, we had 32,751,499 shares of common stock outstanding, 0 shares of non-voting common stock outstanding and 10,000 shares of preferred stock outstanding. Holders of our common stock: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws require that we indemnify any person:

(1) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in our right) by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

(2) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

Our Bylaws provide that the extent, amount and eligibility for the indemnification provided therein will be made by our Board of Directors. Such determinations will be made by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding or by our shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding.

We are also authorized by our Bylaws to make further indemnification as provided under Florida law except to indemnify any person against gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our financial statements as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Nettel Holdings, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at www.sec.gov.

NETTEL HOLDINGS, INC.

NETTEL HOLDINGS, INC.
(formerly BIO STANDARD CORPORATION)
CONSOLIDATED BALANCE SHEET
September 30, 2005
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$456,680
Accounts receivable, net	577,460
Equipment inventory	2,000
Prepaid telecommunication minutes	167,608
Prepaid expenses	500
Total current assets	1,204,248

PROPERTY AND EQUIPMENT, net	199,620
Deposits	10,200
$1,414,068

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$579,924
Accounts payable- related party	5,000
Payroll liabilities	112,433
Accrued expenses	72,427
Customer deposits	514,640
Note payable - related party	23,557
Notes payable	78,000
Total current liabilities	1,385,981

STOCKHOLDERS' DEFICIT
Preferred stock, $10 par value, 1,000 shares authorized, 1,000 shares issues and outstanding	10,000

Common stock, $0.001par value; 250,000,000 shares authorized; 32,458,260 shares issued and outstanding	32,458
Common stock, $0.001 par value; 293,239 shares to be cancelled	293
Additional paid-in capital	6,160,960
Less: Prepaid Minutes	(266,000)
Less: Stock subscription receivable	(28,000)
Deficit accumulated	(5,881,664)
Total stockholders' deficit	28,087
$1,414,068

The accompanying notes are an integral part of these consolidated financial statements.

NETTEL HOLDINGS, INC.
(formerly BIO STANDARD CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues	$7,336,403	$1,132,809	$8,108,199	2,342,188

Cost of revenues	6,663,016	834,970	7,347,687	1,283,783

Gross profit	673,387	297,839	760,512	1,058,405

Operating expenses:
Research and development	1,817,925	107,167	2,179,650	1,911,775
Sales and marketing	-	-	100	5,405
General and Administrative	80,914	334,754	55,295	1,094,724
Total operating expenses	1,898,839	441,921	2,235,045	3,011,904

Operating Loss	(1,225,452)	(144,082)	(1,474,533)	(1,953,499)

Other Income (Expense)
Interest Expense	(1,179)	(423)	(2,761)	(1,930)

Net loss	$(1,226,631)	(144,505)	(1,477,294)	(1,955,429)

Basic and diluted net loss per share	$(0.04)	(0.01)	(0.06)	(0.09)

Basic and diluted weighted average shares outstanding *	27,364,505	22,673,165	24,850,832	21,438,984

*  Weighted average number of shares used to compute basic and diluted loss per share for 2004 and 2003 is the same since the effect of dilutive securities is anti-dilutive.

The accompanying notes are an integral part of these consolidated financial statements.

NETTEL HOLDINGS, INC.
(formerly BIO STANDARD CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004
(Unaudited)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,477,294)	$(1,955,429)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	44,466	17,846
Option expense calculated using a fair value model		89,200
Common shares issued for services	1,632,883	2,004,887
(Increase) decrease in current assets:
Accounts receivables	(344,239)	(443,135)
Inventory and prepaid telecommunication minutes	(169,608)	-
Prepaid expenses		9,186
Deposits	(2,000)	(6,000)
Increase (decrease) in current liabilities:
Accounts payable	429,502	185,862
Accrued payroll and expense	(22,296)	16,187
Customer deposits and deferred revenue	499,640	21,889
Total Adjustments	2,068,348	1,895,922
Net cash provided by operating activities	591,054	(59,507)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property & equipment	(206,626)	(7,275)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued		100,000
Proceeds from debt	50,000	-
Repayment of note payable		(55,000)
Net cash provided by financing activities	50,000	45,000

NET INCREASE IN CASH & CASH EQUIVALENTS	434,428	(21,782)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	22,252	36,721

CASH & CASH EQUIVALENTS, ENDING BALANCE	$456,680	$14,939

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common shares issued for prepaid minutes	$266,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
Unaudited

1. DESCRIPTION OF BUSINESS

NetTel Globalcommunication, Inc. ("NetTel") was incorporated on December 10, 1999 in the state of Delaware.  NetTel began operations in March 2001 selling wireless communication devices and service activation with various providers.  During 2002, NetTel began refurbishing and reselling used computer equipment and providing retail internet access. In April 2003, NetTel discontinued retail wireless and internet access sales, and began selling used computer equipment. In August of 2004 the Company began selling long distance minutes and prepaid calling cards to the wholesale market.

On May 23, 2003, the NetTel entered into an Agreement of Merger with Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("BSC"), a Florida corporation. Pursuant to the Merger Agreement, BSC issued 10,596,290 shares of its common stock to the NetTel's shareholders in exchange for all the issued and outstanding shares of the NetTel's common stock and issued 2,250,000 shares of its common stock to consultants facilitating the merger transaction.

The merger of BSC with NetTel has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NetTel obtained control of the consolidated entity (the "Company"). Accordingly, the merger of the two companies has been recorded as a recapitalization of the NetTel, with NetTel being treated as the continuing entity. The continuing company has retained December 31 as its fiscal year end. The historical results for the nine-month periods ended September 30, 2005 and 2004 include NetTel and BSC. Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("BSC") was incorporated in the State of Florida on October 22, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for doubtful accounts

In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience.  The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. The accounts receivable balance at September 30, 2005 include amounts from two international customers that have a history of slow payment. The allowance for doubtful accounts is $824,000 at September 30, 2005.

Revenue Recognition

Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. The Company recognizes revenue from telecommunications and internet services as services are provided; the Company recognizes sales from equipment when title transfers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Deferred revenue (customer deposits) as of September 30, 2005 is $514,640.  Cost of sales includes the cost of equipment sold and the cost of capacity for internet and wholesale minutes associated with the revenue recognized within the corresponding time period. Payments to vendors for wholesale telecommunication minutes made prior to the delivery of service to customers are recorded as a prepaid. The prepaid balance as of September 30, 2005 is $167,608 and is included in prepaid expense in the accompanying financial statements.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the nine-month period ended September 30, 2005 and 2004 were $100 and $317, respectively.

Research and Development

Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant. The Company recorded research and development cost of $2,179,650 and $1,911,775 in the nine-month periods ended September 30, 2005 and 2004, respectively, for development of software products.  The Company has recorded research and development cost of $1,817,925 and $107,167 in the three-month periods ended September 30, 2005 and 2004, respectively, for development of software products.

Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no items of comprehensive income during the nine-month period ended September 30, 2005 and 2004, accordingly, a Statement of Comprehensive Loss is not presented.

Recent Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R").  FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees.  FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006.  The Company is in process of evaluating the impact of the adoption of this standard on its financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets."  The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3. ACCOUNTS PAYABLE- RELATED PARTY

The Company owed $5,000 to an officer of the company for un-reimbursed business expenses as of September 30, 2005. The amount is due on demand, unsecured and interest free.

4. PAYROLL LIABILITIES

The Company has not paid salaries to its employees and has accrued $112,433 in payroll liabilities for the past two years. $32,593 of the payroll liability balance was assumed by the Company from Bio Standard during the recapitalization transaction.

5. NOTES PAYABLE

A Note Payable from an individual amounting $28,000 is due on demand after December 31, 2003. These notes are unsecured and have an annual interest rate of 6% on the unpaid principal balance.

A Note Payable from another individual amounting to $50,000, received on March 28, 2005, is due on demand.  The note is unsecured and has an annual interest rate of 6% on the unpaid principal balance.

Interest expense for these notes for the nine-month periods ended September 30, 2005 and 2004 is $2,761 and $1,930, respectively.  Interest expense for these notes for the three-month periods ended September 30, 2005 and 2004 is $1,179 and $423, respectively.

6. NOTES PAYABLE - RELATED PARTY

An officer of the company loaned the Company $20,000 for operating capital during the year ended December 31, 2004 and an additional $7,000 during the three-month period ended September 30, 2005. As of September 30, 2005 the balance owed the officer is $23,557. The amount is due on demand, unsecured and interest free.

7. STOCKHOLDERS' EQUITY

In January 2004 the Company issued 1,387,750 shares of Common Stock to consultants for engineering services and in March 2004, the Company issued 100,000 shares of Common stock to a consultant for engineering for a combined value of $873,772. In April 2004 the Company issued 500,000 shares of Common Stock to a consultant for consulting services relating to business development for the Company for a combined value of $245,000. In May 2004 the Company issued 2,016,050 shares of Common Stock to consultants for engineering services for a combined value of $886,115.  In November 2004 the Company issued 250,000 shares to a consultant for engineering services for a combined value of $162,000. In August 2005, the Company issued 7,938,333 shares to consultants for engineering services for a combined value of $1,632,883 and 1,400,000 shares to a vendor as a deposit on future purchases valued at $266,000. The deposit of $266,000 is recorded as contra equity. The valuation of shares was based upon average market value of the shares at the time of the consummation of the transaction.

Stock Options:

In January 2004, the Company granted a stock option to a consultant for 200,000 shares of the Company's Common Stock at $0.50 per share. The value of the option was calculated under SFAS 123 based on a fair value model at the grant date.  $89,200 was recorded as consulting fees. In February 2004, the consultant exercised the option to purchase 200,000 shares of the Company's stock for $100,000.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	5.35%
Expected life of the options	2 years
Expected volatility	90%
Expected dividend yield	-

Following is a summary of the stock option activity:

Outstanding at December 31, 2003	0
Granted	200,000
Forfeited	0
Exercised	(200,000)
Outstanding at December 31, 2004	0

The Company did not grant any options during the three-month period ended September 30, 2005.

8. SEGMENTS

The Company has two reportable segments consisting of (1) Equipment Sales and (2) Telecommunications long distance and prepaid calling card minutes. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on sales, gross profit margins and operating profit before income taxes.  Unallocated assets and loss from continuing operations are primarily related to software development in the ENTEC subsidiary.

The following is information for the Company's reportable segments for the three-month periods ended September 30, 2005 and 2004:

(in thousands)	Equipment Segment	Telecommunications Segment	Unallocated		Total
Revenue 2005 2004	$0 284	$7,336 849	$0 0		$7,336 1,133
Gross margin 2005 2004	0 209	673 89	0 0		673 298
Depreciation and amortization 2005 2004	0 0	20 6	1 0		21 6
Profit (Loss) from continuing operations before tax 2005 2004	0 208	(1,181) 78	(44 (433	) )	(1,225 (144	) )
Interest expense 2005 2004	0 1	0 0	1 0		1 1
Identifiable assets 2005 2004	2 460	943 521	469 23		1,414 1,004
Capital expenditures 2005 2004	0 0	45 0	0 0		45 0

The following is information for the Company's reportable segments for the nine-month periods ended September 30, 2005 and 2004:

(in thousands)	Equipment Segment	Telecommunications Segment		Unallocated		Total
Revenue 2005 2004	$3 1,493	$8,105 849		$0 0		$8,108 2,342
Gross margin 2005 2004	1 969	760 89		0 0		761 1,058
Depreciation and amortization 2005 2004	0 0	44 18		0 0		44 18
Profit (Loss) from continuing operations before tax 2005 2004	0 617	(1,170 (863	) )	(305 (1,707	) )	(1,475 (1,953	) )
Interest expense 2005 2004	0 2	0 0		3 0		3 2
Identifiable assets 2005 2004	2 460	943 521		469 23		1,414 1,004
Capital expenditures 2005 2004	0 0	207 7		0 0		207 7

9. MAJOR CUSTOMERS

For the three and nine-month periods ended September 30, 2005, one customer provided 98% and 94% of the Company's net revenues, respectively. One supplier provided 98% and 93% of the Company's cost of goods sold for the three and nine-month periods ended September 30, 2005.

For the three-month period ended September 30, 2004, two customers provided 64% of the Company's net revenues, and for the nine-month period ended September 30, 2004, four customers provided 82% of the Company's net revenues. Three suppliers provided 93% and 82% of the Company's purchases for the three-month and nine-month periods ended September 30, 2004, respectively.

The accounts receivable balances due from these customers are $574,899 and $1,055,624 at September 30, 2005 and 2004, respectively. The accounts payable balances due to these suppliers are $405,946 and $161,812 at September 30, 2005 and 2004, respectively.  The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

10. COMMITMENTS

July 1, 2003, the Company entered into a three-year lease for corporate office space in Portland, Oregon. Total rent expense under this lease was $24,300 for the nine-month period ended September 30, 2005. Lease commitments are as follows for the twelve-month periods ended September 30,

2006:	$27,200

11. BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share for the three and nine-month periods ended September 30, 2005 and 2004 were determined by dividing net loss for the periods by the weighted average number of basic and diluted shares of common stock outstanding. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

12. GOING CONCERN

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated deficit of $5,881,624 including a net loss of $1,477,294 for the nine-month period ended September 30, 2005.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken various steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue on in the subsequent year. Management devoted considerable effort during the period ended September 30, 2005, towards management of liabilities and improving the operations. For the nine-month period ended September 30, 2005 the Company generated a positive cash flow from operations of $591,054. The management believes that the above actions will allow the Company to continue its operations through the next fiscal year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Nettel Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Nettel Holdings, Inc. as of December 31, 2004, and the related consolidated statements of operations, consolidated shareholders' equity, and consolidated cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of these consolidated statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nettel Holdings, Inc.  as of December 31, 2004, and the results of their operations and cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  During the year ended December 31, 2004, the Company incurred net losses of $2,740,375 and has accumulated deficit of $4,404,330 as of December 31, 2004.  These factors, among others, as discussed in Note 14 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KABANI & COMPANY, INC.
KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Huntington Beach, California
April 3, 2005

NETTEL HOLDINGS, INC.
(formerly BIO STANDARD CORPORATION)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2004

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$22,252
Accounts receivable, net	233,221
Prepaid expenses	500
Total current assets	255,973

PROPERTY AND EQUIPMENT, net	37,460
Deposits	8,200
$301,633

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$173,979
Accounts payable- related party	5,000
Payroll liabilities	112,433
Accrued expenses	93,166
Note payable - related party	16,557
Note payable	28,000
Total current liabilities	429,135

STOCKHOLDERS' DEFICIT
Preferred stock, $10 par value, 1,000 shares authorized,
1,000 shares issued and outstanding	10,000
Common stock, $0.001par value; 250,000,000 shares authorized;
23,119,927 shares issued and outstanding	23,120
Common stock, $0.001 par value; to be cancelled	293
Additional paid-in capital	4,271,415
Less: Stock subscription receivable	(28,000)
Deficit accumulated	(4,404,330)
Total stockholders' deficit	(127,502)
$301,633

The accompanying notes are an integral part of these consolidated financial statements.

NETTEL HOLDINGS, INC.
(formerly BIO STANDARD CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Net revenues
Sales	$2,663,125	$1,040,893
Commissions	-	271,327
Total net revenues	2,663,125	1,312,220

Cost of goods sold	1,365,079	514,664

Gross profit	1,298,046	797,556
Operating expenses:
Research and development	2,239,693	1,652,455
Sales and marketing	5,397	882
General and Administrative	1,790,978	468,826
Total operating expenses	4,036,068	2,122,163

Operating Loss	(2,738,022)	(1,324,607)

Other Income (Expense)
Interest Expense	(2,353)	(4,980)

Net loss	$(2,740,375)	$(1,329,587)

Basic and diluted net loss per share*	$(0.13)	$(0.09)

Basic and diluted weighted average shares outstanding	21,874,625	15,613,373

* The basic and diluted net loss per share has been stated to retroactively effect 50:1 reverse split on May 1, 2003.
*  Weighted average number of shares used to compute basic and diluted loss per share is the same since since the effect of dilutive securities is anit-dilutive.

The accompanying notes are an integral part of these consolidated financial statements.

NETTEL HOLDINGS, INC.
(formerly BIO STANDARD CORPORATION)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Preferred Stock		Common Stock		Share to Cancel								Total Stockholder's Equity (deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid In Capital		Subscription Receivable		Accumulated deficit

Balance at December 31, 2002	1,000	$10,000	14,459,683	$14,459	293,239	$293		$156,249		$(28,000)		$(334,368)		$(181,367)
							$		$		$		$
Shares issued for services			3,556,444	3,557				$1,764,183	$		$			$1,767,740
							$		$		$		$
Net loss for the year							$		$			$(1,329,587)		$(1,329,587)
							$		$		$		$
Balance at December 31, 2003	1,000	10,000	18,016,127	18,016	293,239	293		$1,920,432		$(28,000)		$(1,663,955)		$256,786
							$		$		$		$
Shares issued for services			4,903,800	4,904				$2,161,983	$		$			$2,166,887
							$		$		$		$
Options issued for services								$89,200	$		$			$89,200
							$		$		$		$
Shares issued from exercise of stock options			200,000	200				$99,800	$		$			$100,000
							$		$		$		$
Net loss for the year							$		$			$(2,740,375)		$(2,740,375)
							$		$		$		$
Balance at December 31, 2004	1,000	$10,000	23,119,927	$23,120	293,239	$293		$4,271,415		$(28,000)		$(4,404,330)		$(127,502)

The accompanying notes are an integral part of these consolidated financial statements.

NETTEL HOLDINGS, INC.
(formerly BIO STANDARD CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,740,375)	$(1,329,587)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	24,064	12,127
Option expense calculated using a fair value model	89,200	-
Common shares issued for services	2,166,887	1,767,740
(Increase) decrease in current assets:
Accounts receivables	260,539	(490,122)
Inventory	0	4,113
Prepaid expenses	9,186	(9,186)
Deposits	(6,000)	(2,200)
Increase (decrease) in current liabilities:
Accounts payable	90,795	60,265
Accrued payroll and expense	53,510	83,026
Total Adjustments	2,688,181	1,425,763
Net cash provided by (used in) operating activities	(52,194)	96,176
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property & equipment	(7,275)	(62,064)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	100,000	-
Principal payments on debt obligations	(45,000)
	55,000

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(14,469)	34,112

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	36,721	2,609

CASH & CASH EQUIVALENTS, ENDING BALANCE	$22,252	$36,721

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common shares issued for services	$2,166,887	$1,767,740
Stock issued for acquisition of subsidiary	$-	$7,065,460

The accompanying notes are an integral part of these consolidated financial statements.

NETTEL GLOBALCOMMUNICATION, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

NetTel Global communication, Inc. ("NetTel") was incorporated on December 10, 1999 in the state of Delaware. The Company began operations in March 2001 selling wireless communication devices and service activation with various providers.  During 2002, the Company began refurbishing and reselling used computer equipment and providing retail internet access. In April 2003, the Company discontinued retail wireless and internet access sales, began selling used computer equipment.

On May 23, 2003, the NetTel entered into an Agreement of Merger with Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("the Company"), a Florida corporation. Pursuant to the Merger Agreement, the Company issued 10,596,290 shares of its common stock to the NetTel's shareholders in exchange for all the issued and outstanding shares of the NetTel's common stock and issued 2,250,000 shares of its common stock to consultants facilitating the merger transaction.

The merger of the Company with NetTel has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NetTel obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of the NetTel, with NetTel being treated as the continuing entity. The continuing company has retained December 31 as its fiscal year end. The historical results for the year ended December 31, 2004 include NetTel and the Company, while the historical results for the year ended December 31, 2003 include NetTel and the Company (from the acquisition date).

Nettel Holdings, Inc. (formerly Bio Standard Corporation), ("the Company") was incorporated in the State of Florida on October 22, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES & REALIZATION OF ASSETS

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts that may exceed federally insured limits. The company has not experienced any losses in such accounts.

Allowance for doubtful accounts

In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience.  The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. The accounts receivable balance at December 31, 2004 and net revenues for the year ended December 31, 2004 include amounts from two international customers that have a history of slow payment. Allowance for doubtful accounts is $1,087,063 and $155,000 for the years ended December 31, 2004 and 2003, respectively.

Property & Equipment

Capital assets are stated at cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives (3 years) of the assets. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No.  144,  "Accounting  for  the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment  or  disposal  of  long-lived  assets  and  supersedes  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be  Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30,  "Reporting  the  Results  of  Operations  for  a Disposal of a Segment of a Business."  The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144.  SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.  In that  event,  a  loss  is  recognized  based on the amount by which the carrying amount  exceeds  the  fair  market  value  of  the  long-lived  assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.  Based on its review,  the Company  believes  that,  as  of  December 31,  2002,  there  were  no significant impairments  of  its  long-lived  assets.

Revenue Recognition

Revenue Recognition Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. The Company recognizes revenue from telecommunications and internet services as services are provided; the Company recognizes sales from equipment when title transfers. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.  Cost of sales includes the cost of equipment sold and the cost of capacity for internet and wholesale minutes associated with the revenue recognized within the corresponding time period.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2004 and 2003 were $0.

Research and Development

Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant.

Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Stock based compensation

The Company accounts for stock-based compensation plans under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The company uses the intrinsic value method prescribed by APB25 and has opted for the disclosure provisions of SFAS No.123.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no items of comprehensive income during 2003 and 2002, accordingly, a Statement of Comprehensive Loss is not presented.

Recent Pronouncements

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure".  SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results.  The Statement is effective for the Companies' interim reporting period ending June30, 2004.

In compliance with FAS No. 148, the Company has elected to calculate the cost of options based on a fair value model at the grant date for its stock options issued to consultants under SFAS 123, and has made the applicable disclosures below. ($ in thousands, except per share amounts):

December 31, 2004

Net Income - as reported	$(2,740)
Stock-Based employee compensation
expense included in reported net
income, net of tax	89

Total stock-based employee
compensation expense determined
under fair-value-based method for all
rewards, net of tax	(89)

Pro forma net loss	$(2,740)

Earnings per share:
Basic, as reported	$(0.13)
Diluted, as reported	$(0.13)
Basic, pro forma	$(0.13)
Diluted, pro forma	$(0.13)

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	5.35%
Expected life of the options	2 years
Expected volatility	90%
Expected dividend yield	-

Following is a summary of the stock option activity:

Outstanding at December 31, 2003	0
Granted	200,000
Forfeited	0
Exercised	(200,000)
Outstanding at December 31, 2004	0

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R").  FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees.  FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006.  The Company is in process of evaluating the impact of the adoption of this standard on its financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets."  The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3. PROPERTIES AND EQUIPMENT

Property and equipment at December 31, 2004 consisted of the following:

2004
Office equipment	$70,318
Software	4,100

Furniture and fixtures	200
74,618

Less: accumulated depreciation & amortization	(37,158)
$37,460

Depreciation expense for the years ended December 31, 2004 and 2003 was $24,064 and $12,127, respectively.

4. ACCOUNTS PAYABLE- RELATED PARTY

The Company owed $5,000 to an officer and employee of the company for un-reimbursed business expenses as of December 31, 2004. The amount is due on demand, unsecured and interest free.

5. PAYROLL LIABILITIES

The Company has not paid salaries to its employees and has accrued $112,433 in payroll liabilities for the past three years. $32,593 of the payroll liability balance was assumed by the Company from Bio Standard during the recapitalization transaction.

6. NOTE PAYABLE

Notes Payable from an individual are due on demand. These notes are unsecured and bear the annual interest rate of 6% on the unpaid principal balance. Interest expense for these notes for the years ended December 31, 2004 and 2003 is $2,354 and $4,890, respectively.  Total accrued interest is $10,714. No interest has been paid on these notes.

7. STOCKHOLDERS' EQUITY

On May 1, 2003, the Board of Directors declared a fifty to one reverse stock split of the Company's common stock. An amount equal to the par value of the common shares affected by the reverse split was transferred from the common stock account to the additional paid-in capital account. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the reverse stock split on a retroactive basis.

On May 23, 2003 the Company issued 12,846,290 shares of Common Stock for acquisition of NetTel (note 1). The acquisition of NetTel has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of NetTel obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of the NetTel, with NetTel being treated as the continuing entity.

The Company issued 500,098 shares of Common Stock valued at $125, 069 to former officers of the Company for consulting services on May 27, 2003.  Additionally in August 2003, the Company issued 1,466,820 shares of Common Stock valued at $901,812 to consultants for engineering and legal services. In October 2003 the Company issued 930,675 shares of Common Stock to consultants for engineering services and in November 2003, the Company issued 658,851 shares of Common stock to consultants for engineering and administrative services for a combined value of $740,859. The valuation of shares was based upon market value of the shares at the time of the consummation of the transaction.

In January 2004 the Company issued 1,387,750 shares of Common Stock to consultants for engineering services and in March 2004, the Company issued 100,000 shares of Common stock to a consultant for engineering for a combined value of $873,772. In April 2004 the Company issued 500,000 shares of Common Stock to a consultant for consulting services relating to business development for the Company for a combined value of $245,000. In May 2004 the Company issued 2,016,050 shares of Common Stock to consultants for engineering services for a combined value of $886,115.  In November 2004 the Company issued $250,000 shares to a consultant for engineering services for a combined value of $162,000. The valuation of shares was based upon average market value of the shares at the time of the consummation of the transaction.

In January 2004, the Company granted a stock option to a consultant for 200,000 shares of the Company's Common Stock at $0.50 per share. The value of the option was calculated under SFAS 123 based on a fair value model at the grant date.  $89,200 was recorded as consulting fees. In February 2004, the consultant exercised the option to purchase 200,000 shares of the Company's stock for $100,000.

8. INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes," under which the liability method is used to calculate deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and income tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

For federal income tax purposes, the Company has available net operating loss carryforwards of approximately $3,174,000 and $1,388,000 for the years ended December 31, 2004 and 2003, respectively. The net operating loss carryforwards expire through 2018 and are available to offset future income tax liabilities. Deferred tax assets are comprised of the folowing at December 31, 2004:

December 31, 2004
Allowance for doubtful accounts	$417,000
Unpaid liabilities	51,900
Net operating loss carryforwards	1,180,500
1,649,400
Valuation Allowance	(1,649,400)
Net deferred taxes	$-

Income tax expense (benefit) for the years ended December 31, 2004 and 2003 is summarized as follows:

	2004	2003
Current:
Federal	$(555,500)	$(363,400)
State	(117,900)	(78,000)
Deferred taxes	(365,900)	(64,000)
Valuation allowance	1,039,300	505,400
Income tax expense (benefit)	$-	$-

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations:

9. EMPLOYEE BENEFIT PLANS

The 2003 Employee Benefit Plan ("the Plan") adopted by the Board of Directors on April 30, 2003, provides for the granting of either a stock award or non-qualified stock options to purchase shares of the Company's Common Stock to employees, officers, directors and consultants of the Company.  Information relating to the Plan during 2004 and 2003 is as follows:

Shares
Shares reserved and registered under Form S8 during 2003	5,300,000
Shares issued during 2003	(3,656,346)
Options granted during 2003	-
Balance of shares available to issue or grant at December 31, 2003	1,643,654
Shares reserved and registered under Form S8 during 2004	2,750,000
Shares issued during 2004	(4,078,800)
Options granted during 2004	(200,000)
Balance of shares available to issue or grant at December 31, 2004	144,854

On February 15, 2001, the Company adopted a 2001 Stock Option Plan ("the Option Plan") for employees, officers, directors and consultants. Information relating to the Plan is as follows:
Average per share
	Shares subject to option	Exercise price		Market price
Options outstanding December 31, 2002	700		$225.00		$450.00
Options exercised	-	$
Options cancelled	-	$		$
Options issued	-	$		$
Balance, December 31, 2003	700		$225.00		$0.52
Options exercised	-	$
Options cancelled	-	$
Options issued	-	$
Balance, December 31, 2004	700		$225.00		$0.21

10.    SEGMENTS

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superseded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances.

The Company has two reportable segments consisting of (1) Equipment Sales and (2) Telecommunications long distance and prepaid calling card minutes. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on sales, gross profit margins and operating profit before income taxes.  Unallocated assets and loss from continuing operations are primarily related to software development in the ENTEC subsidiary.

The following is information for the Company's reportable segments for the years ended December 31, 2004 and 2003:

(in thousands)	Equipment Segment	Telecommunications Segment		Unallocated		Total
Revenue 2004 2003	$1,806 1,198	$577 114		$0 0		$2,663 1,312
Gross margin 2004 2003	1,207 798	91 0		0 0		1,298 798
Depreciation and amortization 2004 2003	0 0	24 12		0 0		24 12
Profit (Loss) from continuing operations before tax 2004 2003	230 642	(1,318 (1,665	) )	(1,650 (302	) )	(2,738 (1,325	) )
Identifiable assets 2004 2003	174 494	97 54		30 49		301 597
Capital expenditures 2004 2003	0 0	7 62		0 0		7 62

11. MAJOR CUSTOMERS

For the year ended December 31, 2004, four customers provided 32% of the net revenues and three suppliers provided 77% of the cost of goods sold. For the year ended December 31, 2003, three customers provided 69% of the net revenues and three suppliers provided 62% of the cost of goods sold. The receivable balances due from these customers were $904,166 and $590,382 at December 31, 2004 and 2003, respectively. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. The accounts receivable balance at December 31, 2004 and net revenues for the year ended December 31, 2004 include amounts from these two international customers that have a history of slow payment, therefore the Company has provided an allowance for doubtful accounts of $487,000 at December 31, 2004.

The accounts payable balances due to these suppliers are $55,172 and $161,812 at December 31, 2004 and 2003, respectively.  The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

12. COMMITMENTS

July 1, 2003, the Company entered into a three-year lease for corporate office space in Portland, Oregon. October 1, 2004, the Company added additional space to the three-year lease in Portland, Oregon. Total rent expense under this lease was $26,400 for the year ended December 31, 2004. Lease commitments are as follows:

2005	33,000
2006	16,800

13. BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share for the twelve-month period ended December 31, 2002 and 2001 were determined by dividing net loss for the periods by the weighted average number of basic and diluted shares of common stock outstanding. Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

14. GOING CONCERN

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has accumulated deficit of $4,404,330 including net losses of $2,740,375 and $1,329,587 for the years ended December 31, 2004 and 2003, respectively.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken various steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue on in the subsequent year. Management devoted considerable effort during the year ended December 31, 2004, towards management of liabilities and improving the operations. The management believes that these actions will allow the Company to continue its operations through the next fiscal year.

15. CANCELLATION OF AGREEMENT

On May 5, 2004, Creative Vistas and ENTEC, a non-operative subsidiary of the Company, signed a stock exchange agreement (the "Agreement"), pursuant to which Creative Vistas agreed to issue 75,000,000 shares to the ENTEC shareholder in exchange for 100% of ENTEC's outstanding shares. ENTEC was owned 60% by the Company and 40% by the President of the Company, before this agreement (collectively, "ENTEC shareholders"). Upon completion of the Acquisition, ENTEC would become a wholly-owned subsidiary of Creative Vistas. An additional 2,000,000 shares would be issued to persons for services rendered in the Acquisition: 1,000,000 of those shares would be issued to Miller Capital Corporation, whose principal is Rudy R. Miller, Creative Vistas' current president and largest shareholder, who would resign as part of the Acquisition. Upon completion of the Acquisition, the Company would own 45,000,000 of the 87,000,000 shares of Creative Vistas' common stock; and the Company current officers and directors would become the officers and directors of Creative Vistas, resulting in a change of control of Creative Vistas.

On August 6, 2004, Creative Vistas and ENTEC terminated the Agreement.  The company has written off the amount deposited in connection with the transaction amounting to $285,000, and has recorded the amount as part of general and administrative expense in the accompanying financial statements.

On November 1, 2004, the Company filed an SB2 registration statement.

On January 18, 2005, the Company filed to request that Form SB-2 registration statement be withdrawn. No securities were offered or sold pursuant to this registration statement. Per the filing, the Company intends to amend the terms of the private placement and will register the shares of common stock underlying such private placement on another registration statement.

7,585,000
Shares of
Common Stock

of

Nettel Holdings, Inc.

PROSPECTUS

The date of this prospectus is __________, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Bylaws require that we indemnify and person:

(1) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in our right) by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

(2) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was our director, officer, employee, or agent or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida law.

Our Bylaws provide that the extent, amount and eligibility for the indemnification provided therein will be made by our Board of Directors. Such determinations will be made by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding or by our shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding.

We are also authorized by our Bylaws to make further indemnification as provided under Florida law except to indemnify any person against gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$142.03
Accounting fees and expenses	$10,000.00*
Legal fees and expenses	$45,000*
TOTAL	$55,142.03*
* Estimated

Item 26. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold by us during the past three years, including the dates and amounts of securities sold, the persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.

Date	Title	Amount of Securities Sold	Persons	Cash or Non-Cash Consideration
1/02/01	Common Stock	76	William Tavertise	Non-cash compensation to employee
1/02/01	Common Stock	100	Leo Bloom	Non-cash compensation for consulting services
1/02/01	Common Stock	2	Norma Mirsky	Non-cash compensation for consulting services
1/02/01	Common Stock	10	Ernest Washington	Non-cash compensation to employee
1/02/01	Common Stock	14	Gary C. Evans	Non-cash compensation for consulting services
1/02/01	Common Stock	50	Lydia Salas	Non-cash compensation to employee
1/02/01	Common Stock	100	Clara Fernandez	Non-cash compensation to employee
1/02/01	Common Stock	100	Rolando Fernandez	Non-cash compensation to employee
1/02/01	Common Stock	100	Robert A. Carnavil	Non-cash compensation for consulting services
1/02/01	Common Stock	50	Jesse McGowan	Non-cash compensation to employee
1/02/01	Common Stock	5	Kristy I. Gorman	Non-cash compensation to employee
1/02/01	Common Stock	20	Patricia Herter	Non-cash compensation to employee
1/02/01	Common Stock	100	Maryluz Sell	Non-cash compensation to employee
1/02/01	Common Stock	100	Olga Olivares	Non-cash compensation to employee
1/02/01	Common Stock	100	Maria Companiony	Non-cash compensation to employee
1/02/01	Common Stock	500	Christopher Thompson	Non-cash compensation to employee
1/02/01	Common Stock	400	Ray G. Clark	Non-cash compensation for consulting services
1/02/01	Common Stock	4,000	CR Capital Services, Inc.	Non-cash compensation for corporate securities and legal services
1/03/01	Common Stock	2,000	Leon P. Wilde	Non-cash compensation for services provided
2/20/01	Common Stock	2,000	Jennifer Hanson	Non-cash compensation for consulting services
3/08/01	Common Stock	2,000	Jennifer Hanson	Non-cash compensation for consulting services
3/08/01	Common Stock	1	Patty Brick	Non-cash compensation for website consulting services
3/08/01	Common Stock	100	Bill Dominguez	Non-cash compensation to employee

3/20/01	Common Stock	50	Bill Dominguez	Non-cash compensation to employee
3/20/01	Common Stock	1,000	Deborah Ferretti	Non-cash compensation for consulting services
3/20/01	Common Stock	2,000	Jeanette Dunn	Non-cash compensation for consulting services
4/16/01	Common Stock	80	Martin Bolodian	Non-cash compensation for services provided
4/16/01	Common Stock	80	Eric Anderson	Non-cash compensation for services provided
4/16/01	Common Stock	80	Sherry Muller	Non-cash compensation for services provided
4/16/01	Common Stock	80	Lisa Wilde	Non-cash compensation for services provided
4/16/01	Common Stock	80	Douglas Meyers	Non-cash compensation for services provided
4/16/01	Common Stock	40	Leon Wilde	Non-cash compensation for services provided
8/15/01	Common Stock	1,000	Deborah Ferretti	Non-cash compensation for consulting services
8/17/01	Common Stock	200	Richard P. Greene	Non-cash compensation for legal consulting services
9/12/01	Common Stock	300	The Research Works, Inc.	Non-cash compensation for consulting services
12/26/01	Common Stock	80	Patricia Herter	Non-cash compensation to employee
4/22/02	Common Stock	49,600	Richard Rubin	Non-cash compensation for serving as officer and director
4/22/02	Common Stock	24,800	Ivo Heiden	Non-cash compensation for services provided
4/30/02	Common Stock	76,923	Trico Bancorp.	Private Placement at $0.013
7/11/02	Common Stock	300	Lydia Salas	Non-cash compensation to employee
9/19/02	Common Stock	20,000	Joe Raich	Share Exchange Agreement
9/19/02	Common Stock	20,000	Glenn Stephanos	Share Exchange Agreement
12/10/02	Common Stock	12,740	Barry Gross	Settlement of Debt
12/10/02	Common Stock	80,000	Thomas J. Craft, Jr.	For legal services
12/10/02	Common Stock	100,000	CR Capital Services, Inc.	Non-cash compensation for securities compliance services at $0.02
12/10/02	Common Stock	50,000	CR Capital Services, Inc.	Private Placement at $0.01
5/22/03	Common Stock	500,000	Tam Bui, Director	Non-cash compensation for consulting services
5/22/03	Common Stock	500,000	Tina Phan	Non-cash compensation for consulting services
5/23/03	Common Stock	10,596,290	Michael Nguyen	Non-cash stock exchange in merger transaction
5/23/03	Common Stock	2,250,000	Providential Holdings, Inc.	Non-cash compensation for merger consulting services
1/04	Common Stock	26,250	Kiet Do	Non-cash compensation for engineering consulting services

1/04	Common Stock	100,000	Long Tran	Non-cash compensation for engineering consulting services
1/04	Common Stock	210,000	Tuan Ho	Non-cash compensation for engineering consulting services
1/04	Common Stock	220,000	Michael Russo	Non-cash compensation for engineering consulting services
1/04	Common Stock	350,000	Henry Fahman	Non-cash compensation for engineering consulting services
1/04	Common Stock	145,000	Tran Minh Van	Non-cash compensation for engineering consulting services
1/04	Common Stock	60,000	Tran Long	Non-cash compensation for engineering consulting services
1/04	Common Stock	100,000	David Le	Non-cash compensation for engineering consulting services
1/04	Common Stock	35,500	Nguyen Hu Phuong	Non-cash compensation for engineering consulting services
1/04	Common Stock	26,250	Kiet Do	Non-cash compensation for engineering consulting services
1/04	Common Stock	91,000	Shaheen Brodle	Non-cash compensation for engineering consulting services
1/04	Common Stock	50,000	Thai Trinh	Non-cash compensation for engineering consulting services
3/19/04	Common Stock	100,000	Datt Vo	Non-cash compensation for consulting services
4/04	Common Stock	500,000	Henry Fahman	Non-cash compensation for consulting services
4/23/04	Common Stock	250,000	Hung Huu Nguyne	Non-cash compensation for consulting services
4/23/04	Common Stock	39,050	Shaheen Brodle	Non-cash compensation for consulting services
4/23/04	Common Stock	217,000	Thai Trinh	Non-cash compensation for consulting services
4/23/04	Common Stock	150,000	Phuong Le	Non-cash compensation for consulting services
4/23/04	Common Stock	10,000	Thuy Le	Non-cash compensation for consulting services
4/23/04	Common Stock	210,000	Vo Dat	Non-cash compensation for consulting services
4/23/04	Common Stock	250,000	Tuan Ho	Non-cash compensation for consulting services
4/23/04	Common Stock	50,000	Kiet Do	Non-cash compensation for consulting services
4/23/04	Common Stock	100,000	David Le	Non-cash compensation for consulting services
4/23/04	Common Stock	60,000	Lee Beng Hwa	Non-cash compensation for consulting services
4/23/04	Common Stock	40,000	Tuan Ho	Non-cash compensation for consulting services
4/23/04	Common Stock	500,000	Henry Fahman	Non-cash compensation for consulting services
5/27/04	Common Stock	475,000	Mike Tran	Non-cash compensation for consulting services
8/23/2005	Common Stock	2,000,000	David Dutra	Non-cash compensation for consulting services
8/23/2005	Common Stock	1,000,000	Jerome R. Klima	Non-cash compensation for consulting services

8/30/2005	Common Stock	4,100,000	Michael Russo	Non-cash compensation for consulting services
8/30/2005	Common Stock	285,000	Jim C Amos	Non-cash compensation for consulting services
8/23/2005	Common Stock	250,000	Trinh K. Thai	Non-cash compensation for consulting services
8/30/2005	Common Stock	95,000	Veces B Chhim	Non-cash compensation for consulting services

For each of the above issuances and sales, we relied upon Section 4(2) of the Securities Act of 1933, as amended, as the basis for the exemption from registration requirements and there was no public solicitation involved. The shares of restricted common stock were sold to private investors. All recipients either received adequate information about us or had access, through employment or other relationships, including business and personal relationships with our management to such information.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Nettel Holdings, Inc., a Florida corporation.

Exhibit Number	Description
2.1
Agreement and Plan of Merger dated as of May 22, 2003 among Nettel Global Communication Corporation, Bio Standard Corporation and the shareholders of Nettel Global Communication Corporation (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on May 30, 2003)

3.1	Articles of Incorporation (Incorporated by reference to Form 10-SB (File No. 000-26307), filed with the Securities and Exchange Commission on June 9, 1999)
3.2
Articles of Amendment to Articles of Incorporation filed February 5, 1999 (Incorporated by reference to Form 10-SB (File No. 000-26307), filed with the Securities and Exchange Commission on June 9, 1999)

3.3
Articles of Amendment to Articles of Incorporation filed March 1, 2000 (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)

3.4
Articles of Amendment to Articles of Incorporation filed November 15, 2000 (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)

3.5	Articles of Merger filed November 20, 2000 (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)
3.6
Articles of Amendment to Articles of Incorporation filed November 29, 2000 (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)

3.7	Articles of Amendment to Articles of Incorporation filed April 19, 2002 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on April 29, 2002)
3.8	Articles of Amendment to Articles of Incorporation filed May 14, 2002 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on May 16, 2002)
3.9
Articles of Amendment to Articles of Incorporation filed January 21, 2003 (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)

3.10
Articles of Amendment to Articles of Incorporation filed May 7, 2003 (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)

3.11
Articles of Amendment to Articles of Incorporation filed May 23, 2003 (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)

3.12	Bylaws (Incorporated by reference to Form 10-SB (File No. 000-26307), filed with the Securities and Exchange Commission on June 9, 1999)
5.1	Opinion and Consent of Sichenzia Ross Friedman Ference LLP
10.1	Lease Agreement (Incorporated by reference to Form SB-2 (File No. 333-120115), filed with the Securities and Exchange Commission on November 11, 2004)
21.1	Subsidiaries of the Company
23.1	Consent of Kabani & Company, Inc.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)  File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Portland, Oregon on December 7, 2005.

NETTEL HOLDINGS, INC.

By:	/s/ Michael Nguyen
Michael Nguyen
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Sole Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Michael Nguyen Michael Nguyen	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Sole Director	December 7, 2005